Exhibit 16

April 1, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K, dated March 31, 2005, of GameTech International, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph of 4.01(a), and paragraphs 4.01(b), (c) and (e) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

Copy to:	Mr. Andrejs K. Bunkse, Vice President and General Counsel
GameTech International, Inc.